Exhibit 23.02

David T.
  Thomson P.C. ___________________________Certified Public Accountant








                         CONSENT OF INDEPENDENT ACCOUNTANT



To the Board of Directors
OCIS Corp.

I have issued my report dated February 20, 2003, accompanying the financial statements of OCIS Corp. included in the Registration Statement Post-effective Amendment No. 1 Form SB-2/s and the related prospectus.

I consent to the use of my report, as stated above in the Registration Statement. I also consent to the use of my name in the statement with respect to me as appearing under the heading "Experts" in the Registration Statement.

David T. Thomson P.C.

/s/ David T. Thomson P.C.

Salt Lake City, Utah
August 21, 2003





              P.O. Box 571605 - Murray, Utah 84157   (801) 966-9481